EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-123089, 333-123079 and 333-112171 of Provident New York Bancorp, on Form S-8 and Registration Statement No. 333-125855 of Provident New York Bancorp on Form S-3D of our reports dated December 7, 2007, with respect to the consolidated financial statements of Provident New York Bancorp and the effectiveness of internal control over financial reporting which reports appear in this Annual Report on Form 10-K of Provident New York Bancorp for the year ended September 30, 2007.

Crowe Chizek and Company LLC

Livingston, New Jersey

December 12, 2007